Exhibit 99.1

VAIL RESORTS, INC.

NEWS RELEASE

For Immediate Release

Media Contacts: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Paul Witt, (970) 845-2371, pwitt@vailresorts.com

KEITH FERNANDEZ NAMED NEW PRESIDENT OF VAIL RESORTS DEVELOPMENT COMPANY

VAIL, Colo.--May 8, 2006--Vail Resorts (NYSE:MTN) today announced that Keith Fernandez has been named the new president of the Company's real estate subsidiary, Vail Resorts Development Company (VRDC). Fernandez will assume his responsibilities on June 1, 2006, and will office in the Company's new corporate headquarters in Broomfield, Colo., scheduled to open in late July.

Fernandez, 54, brings more than 28 years of experience in the real estate industry to the Company, having overseen the development of more than 800 single family homes, 800 apartment units, 850,000 square feet of commercial space and approximately 1,200 luxury condominium units with mixed-use retail space within each project. Since 1997, Fernandez has been president and chief operating officer of Intracorp San Diego/Hawaii, part of a family of independent, privately held real estate development companies. Prior to joining Intracorp, Fernandez was affiliated with Molokai Ranch, Ltd. for four years, a major land owner/developer in Hawaii, and from 1985 to 1994, he had operated his own California-based development company, Wailoa Development.

"I'm thrilled that Keith is joining the Company at such an important time for our real estate activities, given the breadth and scope of projects we're undertaking, including Vail's New Dawn and the Peaks at Breckenridge," said Rob Katz, chief executive officer of Vail Resorts. "Keith brings a vast amount of experience in developing high-end, mixed-use residential and commercial retail projects. He will be leading our talented team of professionals, who have already accomplished many successes in positioning these projects for future success," Katz added.

Fernandez obtained his bachelor's in business from the University of Colorado in 1975 and a master's in business from the University of San Francisco in 1984. He is married to Kelly and has three children.

About Vail Resorts

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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